Exhibit 3.1

FOURTH ARTICLES OF AMENDMENT AND RESTATEMENT
OF
GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
FIRST:  Griffin Capital Essential Asset REIT, Inc., a Maryland corporation, desires to amend and restate its charter as currently in effect and as hereinafter amended.
SECOND:  The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:
ARTICLE I
NAME
The name of the corporation is Griffin Capital Essential Asset REIT, Inc. (the “Corporation”).
ARTICLE II
PURPOSE
The Corporation is formed for the purpose of carrying on any lawful business or activity, which may include qualifying as a real estate investment trust under Sections 856 through 860, or any successor sections, of the Internal Revenue Code of 1986, as amended (the “Code”).
ARTICLE III
PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT
The name and address of the resident agent for service of process of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 2405 York Road, Ste. 201, Lutherville Timonium, MD  21093. The address of the Corporation's principal office in the State of Maryland is 2405 York Road, Ste. 201, Lutherville Timonium, MD  21093. The Corporation may have such other offices and places of business within or outside the State of Maryland as the board may from time to time determine.
ARTICLE IV
DEFINITIONS
As used herein, the following terms shall have the following meanings unless the context otherwise requires:
Aggregate Stock Ownership Limit.  9.8% in value of the aggregate of the outstanding shares of Stock.  The value of the outstanding shares of Stock shall be determined by the board of directors in good faith, which determination shall be conclusive for all purposes hereof.
Beneficial Ownership.  Ownership of Stock by a Person, whether the interest in the shares of Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Owning" and “Beneficially Owned” shall have the correlative meanings.
Business Day.  Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Charitable Beneficiary.  One or more beneficiaries of the Trust as determined pursuant to Section 6.2.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
Code.  The term shall have the meaning as provided in Article II herein.
Common Stock.  The term shall have the meaning as provided in Section 5.1 herein.
Common Stock Ownership Limit.  9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation.  The number and value of outstanding shares of Common Stock of the Corporation shall be determined by the board of directors in good faith, which determination shall be conclusive for all purposes hereof.
Common Stockholders.  The holders of record of Common Stock.
Constructive Ownership.  Ownership of Stock by a Person, whether the interest in the shares of Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns,” “Constructively Owning” and “Constructively Owned” shall have the correlative meanings.
Corporation.  The term shall have the meaning as provided in Article I herein.
Excepted Holder.  A stockholder of the Corporation for whom an Excepted Holder Limit is created by this charter or by the board of directors pursuant to Section 6.1.7.
Excepted Holder Limit.  The percentage limit established by the board of directors pursuant to Section 6.1.7 provided that the affected Excepted Holder agrees to comply with the requirements established by the board of directors pursuant to Section 6.1.7, and subject to adjustment pursuant to Section 6.1.8.
Independent Director.  A director who satisfies the independence requirements of the New York Stock Exchange as in effect from time to time.
Market Price.  With respect to any class or series of outstanding shares of Stock, the Closing Price for such Stock on such date.  The "Closing Price" on any date shall mean the last sale price for such Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which such Stock is listed or admitted to trading or, if such Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the NASDAQ or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Stock selected by the board of directors or, in the event that no trading price is available for such Stock, the fair market value of the Stock, as determined in good faith by the board of directors.
MGCL.  The Maryland General Corporation Law, as amended from time to time.
Person.  An individual, corporation, association, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, private foundation within the meaning of Section 509(a) of the Code, joint stock company, partnership, limited liability company or other legal entity and also includes a “group” as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, and a group to which an Excepted Holder Limit (as defined in Article VI) applies.

Preferred Stock.  The term shall have the meaning as provided in Section 5.1 herein.
Prohibited Owner.  With respect to any purported Transfer, any Person who but for the provisions of Section 6.1.1 would Beneficially Own or Constructively Own shares of Stock and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.
REIT.  A corporation, trust or association which is engaged in investing in equity interests in real estate (including fee ownership and leasehold interests and interests in partnerships and Joint Ventures holding real estate) or in loans secured by mortgages on real estate or both and that qualifies as a real estate investment trust under Sections 856 through 860 of the Code.
Restriction Termination Date.  The first day on which the board of directors determines pursuant to Section 7.2 of the charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with any or all of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.
SDAT.  The State Department of Assessments and Taxation of Maryland.
Stock.  All classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.
Transfer.  Any issuance, sale, transfer, gift, assignment, devise or other disposition as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Stock or the right to vote or receive distributions on Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Stock or any interest in Stock or any exercise of any such conversion or exchange right, and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned, and whether by operation of law or otherwise.  The terms "Transferring" and "Transferred" shall have the correlative meanings.
Trust.  Any trust provided for in Section 6.2.1.
Trustee.  The Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.
ARTICLE V
STOCK
Section 5.1. Authorized Shares.  The Corporation has authority to issue 700,000,000 shares of common stock, $0.001 par value per share (“Common Stock”), and 200,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”).  The aggregate par value of all authorized shares of Stock having par value is $900,000.  The board of directors, without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of Stock or the number of shares of Stock of any class or series that the Corporation has the authority to issue. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, as the case may be, so that the aggregate number of shares of Stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of Stock set forth in the first sentence of this Section 5.1.

Section 5.2.  Common Stock.  Subject to the provisions of Article VI, each share of Common Stock shall entitle the holder thereof to one vote.  The Common Stock shall be subject to the express terms of any series of Preferred Stock. Shares of a particular class of Common Stock shall have equal dividend, distribution, liquidation and other rights, and shall have no preference, cumulative, preemptive, conversion or exchange rights. The board of directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of Stock.
Section 5.3.  Preferred Stock.  The board of directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares, or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock, by fixing or altering, in one or more respects, from time to time before issuing the shares, the terms, rights, restrictions and qualifications of the shares of any such series of Preferred Stock. The board of directors is granted the authority to authorize from time to time the issuance of one or more series of Preferred Stock. Prior to the issuance of each such class or series, the board of directors, by resolution, shall fix the number of shares to be included in each series, and the designation, preferences, terms, rights, restrictions, limitations, qualifications and terms and conditions of redemption of the shares of each class or series, if any. The authority of the board of directors with respect to each series shall include, but not be limited to, determination of the following:
(a)         The designation of the series, which may be by distinguishing number, letter or title.

(b)         The dividend rate on the shares of the series, if any, whether any dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series.

(c)         The redemption rights, including conditions and the price or prices, if any, for shares of the series.

(d)         The terms and amounts of any sinking fund for the purchase or redemption of shares of the series.

(e)         The rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and the relative rights of priority, if any, of payment of shares of the series.

(f)         Whether the shares of the series shall be convertible into shares of any other class or series or any other security of the Corporation or any other corporation or other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

(g)        Restrictions on the issuance of shares of the same series or of any other class or series.

(h) The voting rights of the holders of shares of the series subject to the limitations contained in this Section 5.3.

 (i)        Any other relative rights, preferences and limitations on that series, subject to the express provisions of any other series of Preferred Stock then outstanding.
Section 5.4.  Classified or Reclassified Shares.  Prior to the issuance of classified or reclassified shares of any class or series, the board of directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of Stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the SDAT.  Any of the terms of any class or series of Stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the board of directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.
Section 5.5.  Charter and Bylaws.  All Persons who shall acquire Stock in the Corporation shall acquire the same subject to the provisions of the charter and the bylaws.
Section 5.6.  No Preemptive Rights.  No holder of shares of Stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the board of directors may, in authorizing the issuance of shares of Stock of any class, confer any preemptive right that the board or directors may deem advisable in connection with such issuance.
Section 5.7.  Issuance of Shares Without Certificates.  The board of directors may authorize the issuance of shares of Stock without certificates.  The Corporation shall continue to treat the holder of uncertificated Stock registered on its stock ledger as the owner of the shares noted therein until the new owner delivers a properly executed form provided by the Corporation for that purpose.
Section 5.8.  Distributions.  Only the board of directors may authorize payments to stockholders in connection with their Stock, in cash or other assets of the Corporation or in Stock, including in Stock of one Class payable to holders of Stock of another class.  The decision to authorize a distribution, like all other board decisions, shall be made in good faith, in a manner reasonably believed to be in the best interest of the Corporation and with the care that an ordinarily prudent person in a like position would use under similar circumstances.  Until the board of directors determines that it is no longer in the best interest of the Corporation to qualify as a REIT, the board of directors shall authorize dividends to the extent necessary to preserve the status of the Corporation as a REIT. The exercise of the powers and rights of the board of directors pursuant to this section shall be subject to the provisions of any class or series of Stock at the time outstanding.
ARTICLE VI
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES
Section 6.1.  Stock.
Section 6.1.1.  Ownership Limitations.  Prior to the Restriction Termination Date:
(a)    Basic Restrictions.
(i)    (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit, and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Stock in excess of the Excepted Holder Limit for such Excepted Holder.
(ii)    No Person shall Beneficially Own or Constructively Own shares of Stock to the extent that such Beneficial Ownership or Constructive Ownership of Stock would result in the Corporation (1) being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or (2) otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Corporation actually owning or Constructively Owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); provided, however, that Section 6.1.1(a)(ii)(1) shall not apply to the Corporation’s first taxable year for which a REIT election is made.

(iii)    Notwithstanding any other provisions contained herein, any Transfer of shares of Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Stock being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Stock; provided, however, that (1) this Section 6.1.1(a)(iii) shall not apply to a Transfer of shares of Stock occurring in the Corporation’s first taxable year for which a REIT election is made and (2) the board of directors may waive this Section 6.1.1(a)(iii) if, in the opinion of the board of directors, such Transfer would not adversely affect the Corporation’s ability to qualify as a REIT.
(b)    Transfer in Trust.  If any Transfer of shares of Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system) occurs that, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Stock in violation of Section 6.1.1(a)(i) or Section 6.1.1(a)(ii),
(i)    then that number of shares of Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 6.1.1(a)(i) or Section 6.1.1(a)(ii) (rounded to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 6.2, effective as of the close of business on the Business Day prior to the date of such Transfer and such Person shall acquire no rights in such shares; provided, however,
(ii)    if the Transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 6.1.1(a)(i) or Section 6.1.1(a)(ii), then the Transfer of that number of shares of Stock that otherwise would cause any Person to violate Section 6.1.1(a)(i) or Section 6.1.1(a)(ii) shall be void ab initio and the intended transferee shall acquire no rights in such shares of Stock.
Section 6.1.2.  Remedies for Breach.  If the board of directors shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 6.1.1(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Stock in violation of Section 6.1.1(a) (whether or not such violation is intended), the board of directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 6.1.1(a) shall automatically result in the Transfer to the Trust described above and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the board of directors.
Section 6.1.3.  Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Stock that will or may violate Section 6.1.1(a) or any Person who would have owned shares of Stock that resulted in a Transfer to the Trust pursuant to the provisions of Section 6.1.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's status as a REIT.
Section 6.1.4.  Owners Required to Provide Information.  Prior to the Restriction Termination Date:
(a)    every owner of 5% or more (or such higher percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Stock and other shares of the Stock Beneficially Owned and a description of the manner in which such shares are held.  Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit.

(b)    each Person who is a Beneficial Owner or Constructive Owner of Stock and each Person (including the stockholder of record) who is holding Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.
Section 6.1.5.  Remedies Not Limited.  Subject to Section 7.7, nothing contained in this Section 6.1 shall limit the authority of the board of directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.
Section 6.1.6.  Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 6.1, Section 6.2 or any definition contained herein, the board of directors shall have the power to determine the application of the provisions of this Section 6.1 or Section 6.2 with respect to any situation based on the facts known to it.  In the event Section 6.1 or Section 6.2 requires an action by the board of directors and the charter fails to provide specific guidance with respect to such action, the board of directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 6.1 or 6.2.
Section 6.1.7.  Exceptions.
(a)    Subject to Section 6.1.1(a)(ii), the board of directors, in its sole discretion, may exempt a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:
(i)     the board of directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Person's Beneficial Ownership or Constructive Ownership of such shares of Stock will violate Section 6.1.1(a)(ii);
(ii)     such Person does not and represents that it will not own, actually own or Constructively Own, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to actually own or Constructively Own more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the board of directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the board of directors, rent from such tenant would not adversely affect the Corporation's ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and
(iii)     such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 6.1.1 through 6.1.6) will result in such shares of Stock being automatically transferred to a Trust in accordance with Section 6.1.1(b) and Section 6.2.
(b)    Prior to granting any exception pursuant to Section 6.1.7(a), the board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case, in form and substance satisfactory to the board of directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.  Notwithstanding the receipt of any ruling or opinion, the board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
(c)    Subject to Section 6.1.1(a)(ii), an underwriter which participates in a public offering or a private placement of Stock (or securities convertible into or exchangeable for Stock) may Beneficially Own or Constructively Own shares of Stock (or securities convertible into or exchangeable for Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d)    The board of directors may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time; or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.
Section 6.1.8.  Increase in Aggregate Stock Ownership Limit and Common Stock Ownership Limit.  The board of directors may from time to time increase the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit.
Section 6.1.9.  Legend.  Each certificate for shares of Stock shall bear substantially the following legend:
The shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to certain further restrictions and except as expressly provided in the Corporation's charter:  (a) no Person may Beneficially Own or Constructively Own shares of the Corporation's Common Stock in excess of 9.8% (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit for such Excepted Holder shall be applicable); (b) no Person may Beneficially Own or Constructively Own shares of Stock of the Corporation in excess of 9.8% of the value of the total outstanding shares of Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit for such Excepted Holder shall be applicable); (c) no Person may Beneficially Own or Constructively Own Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (d) other than as provided in the Corporation’s charter, no Person may Transfer shares of Stock if such Transfer would result in the Stock of the Corporation being owned by fewer than 100 Persons.  Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own shares of Stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of Stock in excess or in violation of the above limitations must immediately notify the Corporation.  If any of the restrictions on Transfer or ownership are violated, the shares of Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries.  In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.
All capitalized terms in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Stock of the Corporation on request and without charge.
Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge. Such statement shall also be sent on request and without charge to stockholders who are issued shares without a certificate.
Section 6.2.  Transfer of Stock in Trust.
Section 6.2.1.  Ownership in Trust.  Upon any purported Transfer or other event described in Section 6.1.1(b) that would result in a transfer of shares of Stock to a Trust, such shares of Stock shall be deemed to have been Transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such Transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Trust pursuant to Section 6.1.1(b).  The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.2.6.
Section 6.2.2.  Status of Shares Held by the Trustee.  Shares of Stock held by the Trustee shall be issued and outstanding shares of Stock of the Corporation.  The Prohibited Owner shall have no rights in the shares held by the Trustee.  The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee and shall have no rights to dividends or other distributions attributable to the shares held in the Trust.
Section 6.2.3.  Distributions and Voting Rights.  The Trustee shall have all voting rights and rights to distributions with respect to shares of Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any distribution paid prior to the discovery by the Corporation that the shares of Stock have been transferred to the Trustee shall be paid by the recipient of such distribution to the Trustee upon demand, and any distribution authorized but unpaid shall be paid when due to the Trustee.  Any distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares held in the Trust, and, subject to Maryland law, effective as of the date that the shares of Stock have been transferred to the Trustee, the Trustee shall have the authority with respect to the shares held in the Trust (at the Trustee's sole discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Stock have been transferred to the Trustee and (b) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article VI, until the Corporation has received notification that shares of Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.
Section 6.2.4.  Sale of Shares by Trustee.  Within 20 days of receiving notice from the Corporation that shares of Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 6.1.1(a).  Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.2.4.  The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust or (b) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust.  Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that shares of Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.2.4, such excess shall be paid to the Trustee upon demand.
Section 6.2.5.  Purchase Right in Stock Transferred to the Trustee.  Shares of Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in such Transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) or (b) the Market Price on the date the Corporation, or its designee, accepts such offer.  The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 6.2.4.  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 6.2.6.  Designation of Charitable Beneficiaries.  By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (a) the shares of Stock held in the Trust would not violate the restrictions set forth in Section 6.1.1(a) in the hands of such Charitable Beneficiary and (b) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
Section 6.3.  Settlement.  Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.
Section 6.4.  Enforcement.  The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.
Section 6.5.  Non-Waiver.  No delay or failure on the part of the Corporation or the board of directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the board of directors, as the case may be, except to the extent specifically waived in writing.
ARTICLE VII
BOARD OF DIRECTORS
Section 7.1.  Number of Directors.  The number of directors of the Corporation shall be three.  The number of directors of the Corporation may be increased or decreased from time to time pursuant to the bylaws but shall never be less than the minimum number required by the MGCL.  A majority of the directors will be Independent Directors.  The Corporation elects pursuant to Section 3-804(c) of the MGCL that, except as may be provided by the board of directors in setting the terms of any class or series of Common Stock, any and all vacancies constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred an until his or her successor is duly elected and qualifies. No reduction in the number of directors shall cause the removal of any director from office prior to the expiration of his term, except as may otherwise be provided in the terms of any Preferred Stock issued by the Corporation.  The names of the directors who shall serve on the board until the next annual meeting of the stockholders and until their successor are duly elected and qualified, subject to the filling of vacancies or an increase in the number of directors prior to the next annual meeting of the stockholders, are:
Kevin A. Shields
Gregory M. Cazel
Ranjit M. Kripalani
Section 7.2.  REIT Qualification.  If the Corporation elects to qualify for federal income tax treatment as a REIT, the board of directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the board of directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the board of directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.  The board of directors also may determine that compliance with any restriction or limitation on ownership and Transfers of Stock set forth in Article VI is no longer required for REIT qualification.  The determination by the board of directors that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT shall require the concurrence of two-thirds of the board of directors.

Section 7.3.  Determinations by the Board.  The determination as to any of the following matters, made in good faith by or pursuant to the direction of the board of directors consistent with the charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its Stock: (a) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its Stock or the payment of other distributions on its Stock; (b) the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (c) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (d) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; (e) the application of any provision of this charter in the case of any ambiguity; (f) the existence of any conflict involving provisions of the charter, the MGCL, the REIT provisions of the Code or other applicable federal or state laws contemplated in Article XIV; and (g) any matters relating to the acquisition, holding and disposition of any assets by the Corporation.
Section 7.4.  Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire board of directors, may be removed from office at any time, but only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. At a meeting in which there is a quorum, the holders of a majority of shares can elect to remove any director, or the entire board of directors.
Section 7.5.  Business Combination Statute. Notwithstanding any other provision of this charter or any contrary provision of law, the Maryland Business Combination Statute, found in Title 3, subtitle 6 of the MGCL, as amended from time to time, or any successor statute thereto, shall not apply to any “business combination” (as defined in Section 3.601(e) of the MGCL, as amended from time to time, or any successor statute thereto) of the Corporation, and any Person, Advisor or any Affiliate of the Advisor.
Section 7.6.  Control Share Acquisition Statute. Notwithstanding any other provision of this charter or any contrary provision of law, the Maryland Control Share Acquisition Statute, found in Title 3, subtitle 7 of the MGCL, as amended from time to time, or any successor statute thereto shall not apply to any acquisition of Stock of the Corporation by any Person.
Section 7.7.  Extraordinary Actions.  Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of stock entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the board of directors and taken or approved by the affirmative vote of holders of stock entitled to cast a majority of all the votes entitled to be cast on the matter.
Section 7.8.  Rights of Objecting Stockholders.  Holders of shares of Stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL unless the board, upon the affirmative vote of a majority of the entire board, shall determine that such rights shall apply, with respect to all or any classes or series of Stock, to a particular transaction or all transactions occurring after the date of such approval in connection with which holders of such shares of Stock would otherwise be entitled to exercise such rights.
ARTICLE VIII
LIABILITY OF DIRECTORS,
OFFICERS AND OTHER AGENTS
Section 8.1.  Limitation of Director and Officer Liability.  To the maximum extent permitted by Maryland law, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.  Neither the amendment nor repeal of this Section 8.1, nor the adoption or amendment of any other provision of the charter or bylaws inconsistent with this Section 8.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
Section 8.2.  Indemnification.
(a)    The Corporation shall, to the maximum extent permitted by Maryland law, indemnify and pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to: (i) any individual who is a present or former director or officer of the Corporation; or (ii) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his service in such capacity. With the approval of the board of directors, the Corporation shall have the power to provide such indemnification and advancement of expenses to any employee or agent of the Corporation.
(b)    No amendment of the charter or repeal of any of its provisions shall limit or eliminate the right of indemnification or advancement of expenses provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.
ARTICLE IX
AMENDMENT
The Corporation reserves the right from time to time to make any amendment to the charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter, of any shares of outstanding Stock.
ARTICLE X
GOVERNING LAW
Section 10.1.  Governing Law.  The rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.
Section 10.2  Provisions in Conflict with Law or Regulations.
(a)    The provisions of this charter are severable, and if the board of directors shall determine that any one or more of such provisions are in conflict with the REIT provisions of the Code, or other applicable federal or state laws, the conflicting provisions shall be deemed never to have constituted a part of this charter, even without any amendment of this charter pursuant to Article IX hereof; provided, however, that such determination by the board of directors shall not affect or impair any of the remaining provisions of this charter or render invalid or improper any action taken or omitted prior to such determination. No director shall be liable for making or failing to make such a determination.
(b)    If any provision of this charter shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this charter in any jurisdiction.
THIRD:  The amendment and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.
FOURTH:  The current address of the principal office of the Corporation in the State of Maryland is as set forth in Article III of the foregoing amendment and restatement of the charter.

FIFTH:  The name and address of the Corporation’s current resident agent are as set forth in Article III of the foregoing amendment and restatement of the charter.
SIXTH:  The number of directors of the Corporation and the names of those currently in office are as set forth in Section 7.1 of the foregoing amendment and restatement of the charter.
SEVENTH:  The undersigned Chief Executive Officer acknowledges the foregoing amendment and restatement of the charter to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Griffin Capital Essential Asset REIT, Inc., has caused the foregoing fourth amendment and restatement of the charter to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Assistant Secretary on this 14th day of July, 2017.

ATTEST:        GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.

By:    /s/ Howard S. Hirsch        By:     /s/ Kevin A. Shields
Howard S. Hirsch            Kevin A. Shields
Assistant Secretary            Chief Executive Officer